Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

Brookstone Announces Amended Merger Agreement at $20 Purchase Price Per Share in Cash

MERRIMACK, NH, July 15, 2005—Product developer and specialty retail company Brookstone, Inc. (“Brookstone” or the “Company”), OSIM International, a Singapore-listed healthy lifestyle products company that operates over 700 stores in Asia, JW Childs Associates, L.P. (“JW Childs”), a Boston-based private equity firm, and Temasek Holdings (Private) Limited (“Temasek”, and collectively with OSIM and JW Childs, the “Investor Group”), a Singapore-based investment company, today announced amended terms for the proposed acquisition of Brookstone, Inc.

Under the new terms of the amended Agreement and Plan of Merger, each outstanding share of Brookstone’s common stock will be converted into the right to receive $20.00 in cash. In addition, the terms of the financing commitment obtained by the Investor Group from Goldman, Sachs & Co., Bank of America, N.A., UBS Loan Finance LLC and UBS Securities LLC for the acquisition have been modified so that bridge financing will be available if both the ratio of total adjusted debt to adjusted EBITDAR for the Brookstone business (excluding Gardeners Eden) is 5.94:1 or less on a latest twelve-months basis measured on the end of each month through August 31, 2005 and Brookstone has a minimum adjusted EBITDA equal to or exceeding $45 million on a rolling latest twelve-months basis measured on the end of each month through August 31, 2005. Based on current financial projections, Brookstone expects to be able to satisfy these conditions. In addition, the termination date for the amended Agreement and Plan of Merger has been moved up to October 5, 2005 from October 31, 2005.

Michael Anthony, Chairman of the Board, President and Chief Executive Officer of Brookstone said, “This transaction continues to offer great value to our stockholders. Due to weaker than expected financial performance, certain terms of the Agreement and Plan of Merger had to be refined in order to obtain the requisite financing to complete the transaction. The change in financing terms and in the price per share has permitted the Investor Group to maintain committed financing with conditions that we believe will be satisfied based upon our current outlook for the business.”

The transaction is subject to approval by Brookstone’s shareholders, funding under the financing commitments, and other customary conditions. CIBC World Markets is serving as financial advisor to the Special Committee of the Board of Directors of Brookstone.

For the second quarter ending July 31, 2005, Brookstone is now anticipating a loss for the quarter of between $0.16 and $0.19 per fully diluted share including the Gardeners Eden business but exclusive of charges related to the planned Gardeners Eden divestiture.

Brookstone, Inc. is a product development and specialty retail company that operates 288 Brookstone Brand stores nationwide and in Puerto Rico as well as five Gardeners Eden brand stores. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the Brookstone stores feature unique and innovative consumer products. The Company also operates a Direct-Marketing business that consists of three catalog titles—Brookstone, Hard-to-Find Tools and Gardeners Eden—as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com. On June 29, 2005, Brookstone announced a plan to divest the Gardeners Eden business.

OSIM is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. It is the leading Asian brand for healthy lifestyle products. Established in 1980, OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM uses innovative selling approaches and constantly enhances its innovation capabilities to produce successful products with superior designs, features and quality. Today, OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America.

JW Childs is a leading private equity firm based in Boston, Massachusetts specializing in leveraged buyouts and recapitalizations of middle-market growth companies. Since 1995, JWC has invested in 34 companies with a total transaction value of $7.8 billion. JWC currently invests through J.W. Childs Equity Partners III, L.P., an investment fund with total committed capital from leading financial institutions, pension funds, insurance companies and university endowments of $1.75 billion.

Temasek Holdings is an Asia investment company headquartered in Singapore. Established in 1974, it manages a diversified global portfolio of S$90 billion, spanning Singapore, Asia and the OECD economies. Its investments are in a range of industries: telecommunications and media, financial services, property, transportation and logistics, energy and resources, infrastructure, engineering and technology, as well as pharmaceuticals and biosciences.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

Statements about the expected timing, completion and effects of the proposed merger or the possibility of satisfying the conditions of the debt financing for the merger, and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward- looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Brookstone may not be able to complete the proposed merger on the terms described in the amended merger agreement or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of Brookstone are described in Brookstone’s filings with the SEC.

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